Exhibit 99.1

FOR IMMEDIATE RELEASE

CLEARSIGN COMBUSTION CORPORATION

ANNOUNCES FIRST QUARTER 2012 RESULTS

SEATTLE, WA – JUNE 11, 2012 - ClearSign Combustion Corporation (Nasdaq: CLIR), an emerging leader in combustion and emissions control technology for industrial, commercial and utility markets, today announced its results for the first quarter ended March 31, 2012. The Company incurred a loss of $865,000 as compared to a loss of $892,000 in the first quarter of 2011. Research and development costs incurred in the first quarter totaled $264,000 as compared to $23,000 in the first quarter of 2011, reflecting increased personnel levels and research activities. General and administrative costs decreased to $600,000 in the first quarter as compared to $869,000 in the first quarter of 2011. The first quarter of 2011 included a non-recurring consulting expense of $675,000, which was partially offset by increased personnel levels in the first quarter of 2012. As a development stage company, ClearSign has recorded no revenue to date.

“We are pleased to report that we have made significant progress against both our technical and business development goals during the first quarter,” said ClearSign CEO, Rick Rutkowski “This trend has continued in the current quarter.

"We recently completed our initial public offering, raising gross proceeds of $13.8 million and strengthening both our balance sheet and our shareholder base.

"During the first quarter we completed the construction of our primary research furnace that will accommodate burners with thermal output up to one million Btu/hr.

"Over the last two quarters we have demonstrated multiple significant effects with our technology using diverse fuels in the range of 100,000 to 150,000 Btu/hr. We have demonstrated effects that relate to improvements in the control of flame shape, flame stability (and flame speed), flame chemistry and flame radiance or luminosity as compared to conventional techniques for combustion systems design. During this period, we have also developed substantial new intellectual property. Our experiments suggest that our technology can be used to reduce or eliminate multiple criteria pollutants at the flame source while simultaneously increasing heat transfer efficiency and improving heat distribution.

"In the course of our work since that time, we have developed a series of enhancements to techniques for stabilizing flames and simplifying burner design for low NOx and Ultra-Low NOx burners which we believe are both unique and highly innovative. We believe that our technology may enable performance improvements that can result in substantial savings for customers. We are pursuing multiple new patent applications and continue to invent aggressively.

"Our goal for the current quarter is to demonstrate our technology at a scale of 250,000 Btu/hr. and to reach a commercially relevant scale of 1,000,000 Btu/hr by the end of the current year. During the first quarter we put in place additional resources in support of this goal, and we believe that we will be able to report on the results of our earliest experiments at this scale in the days ahead, prior to the end of the current quarter.

"Our business development efforts have been focused on identifying and selectively engaging with prospective OEM partners, channel partners and launch customers in multiple segments of the combustion market. Our goal is to 1) inform product definition from the perspective of both customers and the distribution channel (refine pricing models, product roadmap and launch strategy), 2) secure agreements with high visibility launch customers for early commercialization of our systems, and 3) engage with subject matter experts and thought leaders in the combustion field.

"We are also exploring collaborations and funding opportunities with a number of leading research institutions in the energy field.

"We continue to believe that the earliest targets for commercialization will be in the commercial and industrial segments for both gas-fired and solid fuel systems."

In accordance with Rule 13a-12(a) of the Securities Exchange Act of 1934, the Company was provided an extended deadline to file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.

A conference call discussing the release of the Company’s results for the quarter ended March 31, 2012 is scheduled for 4:30 PM Eastern Time on June 11, 2012. To listen to the conference call, you should dial 877-407-8031 (international 1-201-689-8031) five to 10 minutes before the scheduled start time and request to be connected to the ClearSign Combustion Corporation Conference Call. A listen-only replay will be available for 24 hours after the conference call call. To access the replay, you may dial 877-660-6853 (international 1-201-612-7415) and enter account number 286 and conference ID 395721.

About ClearSign Combustion Corporation

ClearSign Combustion Corporation designs and develops technologies that aim to improve key performance characteristics of combustion systems including energy efficiency, emissions control, fuel flexibility and overall cost effectiveness. Our Electrodynamic Combustion Control™ (ECC™) platform technology improves control of flame shape and heat transfer and optimizes the complex chemical reactions that occur during combustion in order to minimize harmful emissions. For more information about the Company, please visit www.clearsigncombustion.com

Cautionary note on forward-looking statements

This press release includes forward-looking information and statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events that are based on management's belief, as well as assumptions made by, and information currently available to, management. While we believe that our expectations are based upon reasonable assumptions, there can be no assurances that our goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect our actual results and may cause results to differ materially from those expressed in forward-looking statements made by us or on our behalf. Some of these factors include the acceptance of existing and future products, the impact of competitive products and pricing, general business and economic conditions, and other factors detailed in our Quarterly Report on Form 10-Q and other periodic reports filed with the SEC. We specifically disclaim any obligation to update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

CONTACT:

Investor Relations

(206) 673-4848

investors@clearsigncombustion.com

Media Inquiries

(206) 673-4848

media@clearsigncombustion.com